TEXAS PACIFIC GROUP

                                                                   July 14, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

        This letter confirms that Richard A. Ekleberry, James J. O'Brien and John E. Viola are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

                                        Very truly yours,


                                        /s/ James B. Williams
                                        ---------------------
                                        James B. Williams